Exhibit 99.2

Farmer Bros. Co.
Transcript of the 2012 Annual Stockholders' Meeting
held December 6, 2012

Presented by:
Jeffrey A. Wahba, Farmer Bros. Co. – CFO and Treasurer
Michael H. Keown, Farmer Bros. Co. – President and CEO

Jeff Wahba - Farmer Bros. Co. - CFO and Treasurer

Well, welcome, everybody. We're thrilled to have you here for our 100th anniversary as well as our 59th Annual Meeting of the Stockholders of Farmer Brothers. Will the meeting please come to order? My name is Jeff Wahba. I'm the CFO and Treasurer of the Company and will chair this meeting today.

I'd like to introduce our Board of Directors and senior management. With us today are our President and CEO, Mike Keown; Guenter Berger, our Chairman; our board members, Hamideh Assadi, Jeanne Farmer Grossman, Jim McGarry, Marty Lynch; and John Anglin, who is Secretary of the Company. Other members of the Farmer Brothers Company senior management team in the audience today are Tom Mortensen, our Senior VP of Route Sales; Mark Harding, our Senior VP of Operations; and Hortensia Gomez, our VP and Controller. Also with us today is Kelly Tien, who is our audit partner with Ernst & Young, our auditors.

Each of you was given the rules of the meeting when you entered and I would like to waive the reading of the rules before we begin the business of the meeting. Wells Fargo, acting through its representative, Marty Knapp, has been appointed the Inspector of Election. The inspector has taken the required oath. The inspector's duties will include collection and tabulation of proxies and ballots and recording on the presence of a quorum and the results of the balloting.

Would all of you who are holding proxies please deliver them at this time to Mr. Knapp, if you have them? The proxies will constitute your ballot on proposals one through four, and it will not be necessary to submit a separate ballot unless you wish to change your vote. If any other matters are brought to a vote, we will ask the proxy holders for a voice vote or, if the chair deems it advisable, we will distribute ballots.

The Company's transfer agent has delivered his certificate that notice of this meeting, management's proxy statement, and the Company's annual report to stockholders were duly mailed on or about November 5, 2012 to all stockholders of record on the record date.

May I now have the report from the Inspector of Election concerning the presence of a quorum?

Marty Knapp - Wells Fargo - Inspector of Election

Mr. Chairman, I make this report as the Inspector of Election. On October 17, 2012, the record date picked by the board of directors, there were 16,314,154 shares of common stock at the Company entitled to vote at this meeting. There are present in person or by proxy at this meeting stockholders holding an aggregate of 15,358,744 common shares, representing 94% of the outstanding shares of capital stock of the Company which are entitled to vote at this meeting as determined on the record date, October 17, 2012; a quorum is present.

Jeff Wahba - Farmer Bros. Co. - CFO and Treasurer

Thank you. The meeting will proceed. May I have a motion that we will dispense with the reading of the minutes from last year's annual meeting? Thank you. And seconded? Now we will address the four proposals that the stockholders have been asked to act upon. Each will be introduced and there will be an opportunity for discussion. We will then give you an opportunity to vote on all proposals by written ballot if you have not voted by proxy or wish to change your proxy vote.

The first proposal is proposal number one, the election of two directors to serve until the 2015 Annual Meeting of Stockholders. The board has nominated Jeanne Farmer Grossman and Randy E. Clark to the two available seats on the board. If the nominees are elected, they will be elected to a three-year term. Is there any discussion? [There was no discussion.] Alright.

The next proposal is ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013. Is there any discussion on this proposal? [There was no discussion.]

With that, the third proposal is the advisory vote on executive compensation. The resolution to be voted on is:

“Resolved that the Company's stockholders approve on an advisory basis the compensation of the Company's Named Executive Officers as disclosed pursuant to Securities and Exchange Commission rules and the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure in this Proxy Statement.”

Is there any discussion? [There was no discussion.] Fine.

The final proposal is the vote to approve the amendment to the Farmer Bros. Co. 2007 Omnibus Plan to increase the number of shares available for issuance under the plan from 1,000,000 to 1,125,000. Is there any discussion on this proposal? [There was no discussion.]

There being none, the chair declares the polls open for the election of directors, ratification of the selection of the independent accountants, the advisory vote on executive compensation, and approval of the amendment to the Farmer Bros. Co. 2007 Omnibus Plan. Anyone who has not yet delivered a proxy to the inspector should do so now. Does anyone wish a ballot? You need to deliver it? So you can give that to Mr. Knapp.

The polls will remain open for another couple of minutes unless anyone desires more time. We will take just a very brief break and we will give two minutes if anybody wishes to consider changing their vote or casting a ballot.

There being no indication that there are any further ballots to be submitted to Mr. Knapp, the meeting is reconvened. And has everyone had a sufficient opportunity to vote? Alright. Hearing no objection, the chair declares the polls to be closed. Will the inspector please deliver his report?

Marty Knapp - Wells Fargo - Inspector of Election

Mr. Chairman, I have completed the tabulation of the votes with respect to proposal one, the election of directors. For the election of the nominees to the board of directors, Mr. Clark and Ms. Grossman have received votes as follows -- Randy E. Clark, 13,235,840 votes for, 461,424 withheld, and there were broker non-votes of 1,661,480; Jeanne Farmer Grossman, 12,975,683 for, withheld were 721,581, and again, broker non-votes of 1,661,480.

For proposal two, the independent registered public accounting firm. I have also completed the tabulation of votes with respect to the proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013. The results of balloting for proposal two are as follows -- 8,490,061 for, 6,777,852 against, 90,831 abstentions, and zero broker non-votes. Of the total shares present or represented by proxy and entitled to vote, 55% voted in favor of the proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

Proposal three, the advisory vote on executive compensation. I have also completed the tabulation of the votes with respect to the advisory vote on executive compensation. The tabulated votes on the say-on-pay proposal are as follows

-- there were 8,681,909 votes for, 2,615,137 against, 2,400,218 abstentions, and 1,661,480 broker non-votes. The proposal obtained the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote.

Proposal four, the approval of the amendment to the Omnibus Plan. I have also completed the tabulation of the votes with respect to the amendment to the Farmer Bros. Co. 2007 Omnibus Plan to increase the number of shares available for issuance from 1,000,000 to 1,125,000. The tabulated results are follows -- there were 11,789,859 for, 1,865,715 against, 41,690 abstentions, and 1,661,480 broker non-votes. Of the total shares present or represented by proxy and entitled to vote, 76% voted in favor of the proposal to amend the Omnibus Plan.

The preliminary results of the balloting are as follows -- Randy E. Clark and Jeanne Farmer Grossman are elected to the board of directors for a three-year term; the ratification of the selection of Ernst & Young LLP as the independent registered public accountants of the Company for the year ending June 30, 2013 has been approved; the advisory proposal to approve executive compensation was adopted; and the proposal to approve the amendment to the Omnibus Plan was approved.

When the balloting has been finalized and certified, the Company will release the voted share tally in a Form 8-K filing with the Securities and Exchange Commission.

Jeff Wahba - Farmer Bros. Co. - CFO and Treasurer

Thank you very much.

With that, as we annually do, I will turn this over to our new CEO, Mike Keown, who will present his annual shareholders' presentation.

Mike Keown - Farmer Bros. Co. - President and CEO

Well, good morning. How's everybody doing this morning? Wonderful! 100 years, just think about 100 years for a second, from the time Roy Farmer sold the first coffee to, I believe it was Barbara Wurfel, if I have that right, to now. Flash forward 100 years. That makes Farmer Brothers as old as or older than four states. I'll give you two, Alaska and Hawaii. I will have your attention through the end of this presentation as you seek to remember the other two states.

But in all seriousness, I've had a front row seat to witness Farmer Brothers over the last 10 years coming from the coffee creamer business, and what I saw gave me a lot of enthusiasm for the potential in the future and for our next 100 years. I saw a Company in evolution over the last five or six years and a Company that I think is going to come out significantly stronger at the end of it because of the legacy that we have.

So before I start, I just wanted to say thank you, particularly to the retiree community. So many of you have reached out. We appreciate the legacy that you built over the last 100 years.. I'm assuming that we don't have any 100-year veterans in the room. I've learned at Farmer Brothers that could be the case; And I'm really excited for the future.

So, what I'm going to attempt to do in the next 20 or 30 minutes is answer the questions that you all have raised to me, whether you are a new shareholder or a more experienced shareholder, a more tenured shareholder. And the questions that I've gotten have been in kind of three buckets. First, tell me what you think. What have you been doing the last eight months or so that you've been on the job? What's your senior team doing? Give us a little historical perspective. But more importantly, give us a sense of what you're doing. What are the strategies, what are the initiatives that you're undertaking?

Slide No. 1 - Cover

And I'm going to attempt, hopefully, by the end of that, whether you're a newer shareholder or an older, more experienced shareholder, to bring you up to speed on that. Along that path, Jeff will come up and provide a more significant financial review and then we'll take questions.

Slide No. 2 - Agenda

By way of an agenda, I'm going to start with some key message points, go briefly through historical perspective, looking at 2007 and the period before and then what's happened since, most notably with the acquisitions, be it Sara Lee's DSD business and the Portland specialty coffee business. I'll give you a quick snapshot of Farmer Brothers as it sits today, but then spend most of the time on where we're going and what I see as an emerging vision for the future after eight months. As I mentioned, Jeff will come up and provide a more significant financial overview and then we'll do questions.

Slide No. 3 - Cautionary Statement

Before we begin, a bit of housekeeping, and I will summarize this while you scan along, but it is important I remind everybody of the cautionary language in the Safe Harbor Statement. Certain statements made during the day today that are not historical fact will represent my views, management's views, really as we see the business and the opportunities today.

These statements represent a point of view and I would urge all of you in the broader shareholder community to understand the risks associated with this business, many of which have been filed, in 10-Ks, 10-Qs, and other documents with the SEC, and we hope you consider these factors when you look at the volatility that's inherent in a commodity-oriented business like ours. That's that paragraph. If you have additional questions, we do have folks in the room who can address it more significantly.

Slide No. 4 - Key Message Points

So let's jump in. Three key message points. Point number one, we are continuing to make progress in improving the Company's financial situation. As you know, we're coming out of a pretty dark era, but one that we are emerging from. And while the results are not where we had hoped to be, they are improving. With that, we're also making some significant improvements in the capabilities that we have in the organization that are making us more attractive to large national customers in particular.

And the third area I'm proud that we're making progress in employee engagement. And for those of you who aren't familiar with how I'm using this term “engagement,” there are multiple things in it. It's about morale, it's about ensuring employees know what they are doing every day and how they are going to be evaluated and how they make the contribution and where this Company is going. And some of the surveys we've done would indicate we're not where we need to be, but we're much better than we've been over the last few years.

Number two, we have spent significant time completing the acquisitions with a focus on CBI, or our specialty coffee business. That's all being integrated to create more of one Farmer Brothers, one organization, and that's going to allow us to remove costs and really drive specialty coffee, which, as several of you may know, is roughly 40% of the coffee business at a much more significant level and make us a much more compelling customer -- provider of coffee to large customers and our core foodservice restaurant business.

And the last area that we'll spend some time on is how we are making sure that the performance of each employee -- myself, my team, cascading on down -- ties to creating shareholder value. It's been a source of question and concern for many of you. It's an area that we're spending time to ensure that everybody knows what they're doing. And if everybody does his or her job, we'll continue to march forward and create more value for all of us on a sustainable basis.

Slide No. 5 - Business Transition: Historical Perspective

Okay, a little bit on the transition, and I'm not going to spend too much time here. But for those who have questioned, if you think about Farmer Brothers, there are really two eras that I see. One is 2007 and before, going back to 1912. Farmer Brothers was a very prosperous West Coast organization with one brand, the Farmer Brothers brand. We played more in the traditional and value part of the coffee equation, began to build some capability in spices and so forth, but had a very strong Western bias. And I'm seeing some head nods from some of the retired folks, so I hope I'm capturing that appropriately. But a very strong company financially with a very rich legacy of meeting customer demand, providing great service, and growing from that.

If you look at 2007 forward, we've made two acquisitions -- in 2007, Coffee Bean International; in 2009, the Sara Lee DSD business. And the evolution has been up in terms of quality in the portfolio, so we clearly play in the specialty coffee arena. But also, we're a true national company. And along the way, we have built capabilities in R&D. If you haven't been over to our research lab, it's truly world-class and one I've been thrilled to inherit and one we want to leverage more.

We have developed expertise in roasting, sustainability and hedging, and we're very proud to be winning awards in the in the industry from that service with companies like Target, if you're familiar Archer Farms, that brand, that's us; Sheetz; and most recently we won the prestigious Golden Bagel Award from Einstein Noah, which is actually very impressive since we're the first company not associated with bagels to have won that. So for a coffee manufacturer, that's really impressive and a testament to what we can do as an organization.

Slide No. 6 – Farmer Brothers Overview

Hopefully that gives you a little grounding in where we've been, where we're going. To give you a snapshot of who we are now, at just a very high level, so the organization is now roughly $0.5 billion in revenues. What you see here is a graph of the places where we play. About 70% of our portfolio is in coffee, but we've got nice capabilities in spice, culinary, a fast-growing business, though very small at this point, in products like iced coffee, cappuccino and so forth - so a pretty robust portfolio.

We've got a business model I'll discuss more, but basically we can get coffee to anybody how they want it. So if you're a large national customer and you want it delivered to your distribution center, we can do it. If you want it delivered to your store, we can do that. We've got great capabilities in how we make and distribute coffee, and I think you'll see over time we continue to build a management team that will provide the basis for longer-term success in the industry.

Slide No. 7 – Nationwide Distribution Network

This is our current distribution network. So the little dots are our branches. We have approximately 117 branches. We have roughly 500 routes that run from those. We have six primary distribution centers. Those are the trucks, so you can see we're well spread. And then three primary manufacturing plants – in Portland, Torrance and Houston.

And again, I'd underscore as we integrate CBI into the organization, those three plants in the system now work as one under the leadership of Mark Harding - who was introduced earlier - which allows us to move coffee back and forth and products back and forth through the asset base in a way that we haven't over the recent few years. So a national distribution footprint.

Slide No. 8 – Industry Drivers: Cautiously Optimistic

I'm going to shift gears now to the future. So recall we were going to spend a little time on the past, a little bit on the current, but now moving to the future. And I want to share with you the industry as I see it, and I hope what you see is a little yin and yang of counterbalancing forces. And I want to discuss these strategies and give you some context to understand how we're viewing the business.

The first one, in the upper left, is the fiscal state. For those who have been following, the foodservice industry fell on very difficult times with the economic downturn. In fact, the number one reason we lost customers is they simply went out of business over the last few years. That has been rebounding in a very consistent pattern over the last three or four years, no matter what the data source is. In fact, we're seeing low single digit sales growth now in most foodservice segments. There are still some that are sick, but for the most part the industry is coming our way.

Unfortunately, and I think you've probably heard a lot about this in the news, there are significant questions that could impact us about the fiscal cliff. So simple logic flow would be large tax increases may limit consumer disposable income at a significant level. And if that happens, that could hurt our business. It certainly means we need to be careful in who we partner with and ensure we have a growing customer base. It will be really interesting to see that. In its worst case scenario, if consumers have a significant reduction in their disposable income, it could provide a real challenge for us to navigate moving forward.

Next, coffee consumption. I'm going to move to the lower left. The good news is coffee consumption continues to increase in this country, which is a wonderful feeling. In fact, I believe Jeanne Farmer Grossman shared with me a recent article which a noted doctor said drink as much coffee as you can; it's very good for you in all sorts of ways. I endorse that; I hope you do. And feel free to help yourself to some more while we're here.

But while we have a little tailwind there, there are some changes in coffee dynamics we need to be ready for. So flavored coffees, creamed coffees are growing faster than black coffee. The traditional black coffee user is getting significantly older and we need to make sure that we're well positioned to a younger user who's grown up on Starbucks and iced coffee cappuccino; those types of things are how they define it, not quite our historical strength, but a wonderful opportunity.

Hispanics are drinking disproportionately more coffee now and we need to ensure that we're targeting those types of demographics with our products through our foodservice partners and so forth. So a little bit back and forth in terms of coffee consumption trends.

In competition, we've seen some resurgence in areas like the coffee houses. And I only use Starbucks as a manifestation of the entire coffee house industry, but if you were to go back to 2008 there is significant documentation of people who said the coffee houses will decline because consumers will no longer pay $4.00 for a cup of coffee. But as the economy has turned around, we've seen Starbucks certainly revitalized and now entering the tea business. With Keurig there were some questions around where they were going. We've seen them come back. And most notably, Coca-Cola has announced its intent to enter the coffee business with its Georgia Brew Coffee. Do I think we can compete with this? Yes, very clearly. Do I think it provides some challenges? Definitely. So again, some opportunity for us, but also some areas that we're going to need to be very tight in how we go.

And then the last area is sustainability. So I think I will give you a deeper dive into our Company's view and what we're doing in the area of sustainability. It's been well noted in the press as a trend and we are well positioned to address those needs, but with the consumer demand for more sustainably produced coffee, also comes a certain cost component that we need to understand and ensure we're protecting our margins. So in summary, moving forward are some obstacles, but some tailwinds as well, which should enable us to grow.

Slide No. 9 – Farmer Brothers' Growth Strategy

I'm going to move through the next two slides quickly, but I wanted to give you a sense of the strategies that myself, the senior team, the board have begun to embrace and refine and how we plan to navigate these waters moving forward.

Strategy one and two are closely connected, but our clear focus is to reinvigorate our DSD business, our route business. Think of it, for those who studied the Company, the business run by Tom Mortensen, and that requires several things. One, ensuring we have very high quality coffee and teas and a robust product portfolio. And we are ensuring that what's on the truck is exactly what our customers need. We have begun to invest more in training our route sales reps, so they're going through a coffee and tea mastery program to allow them to sell these wonderful coffees that perhaps they hadn't sold before.

And then, we're working through how we return to growth in adding more routes to the system. In fact, we're opening a branch in Charlotte and we want to begin to build a model that will allow us to reinvigorate, particularly in slightly smaller markets, [think as B and C] or maybe a step down or two from Los Angeles, but where we are seeing our profit and our organization thrive at a very high level.

As we do that, we want to sell more to each customer. So we are reinvigorating our tea program, both hot and iced, we're focusing our product promotions on the highest margin items. And so if you were a route sales rep, we want to ensure you've got everything you need and we want you to sell more of what we have to each customer.

Focusing on high revenue resources and high growth categories where we see some product development opportunities or in higher margin categories like the current launch. Have people heard of the Artisan Collection by Farmer Brothers? Truly world-class coffees. We announced them at the National Restaurant Association Show. We had tremendous industry response. In fact, it was mentioned as one of the top 10 surprises in the press because they taste just fantastic and give us an opportunity to go into the specialty coffee arena.

We want to make sure we're building our brand. We believe in the Farmer Brothers brand, and doing that with truly world-class products, be it in coffee, but also tea, and you'll see us do some work in espresso and iced coffee as well.

Attract major profitable customers. I'll describe this more in a slide or two, but we think there's an opportunity to leverage these strengths to get larger customers who value our work in sustainability, who value our ability to buy and source coffee sustainably in R&D and so forth.

In fact, I'll jump ahead -- I've already gotten the question; I know it's coming; I would tell you we do have a relationship with McDonald’s as part of that. It's been hypothesized much. I will also tell you we will not be making anymore comments on that regarding size, scope, and so forth. I'll tell you, McDonald’s is truly a world-class operation, and we're very pleased to partner with them and I'll leave it at that. So I hope you respect that. My senior team will not be giving any additional input on that as well...but good news.

Slide No. 10 – Farmer Brothers' Growth Strategy (continued)
Three other ones, and I'll get into these into a little more detail. Strategy five: Attack non-value-added costs. And there are multiple layers to that. It's how do we remove slow-moving SKUs from the system. And you might have seen in the annual report, we are in the process of taking out a significant number of slow-moving or low-margin items out of the system.

We're working on how we hedge better, how we buy coffee on a longer-term basis to avoid the issues that we might have faced a couple of years ago as the price of coffee went to $3.00 a pound and how do we avoid those kind of shocks to our business in the future. I think you'll see us reduce the number of brands we have. We've done some really interesting research which would suggest the Farmers Brothers brand carries a wonderful equity and perhaps some of our other brands don't. So how do we leverage what we do well in our 100-year legacy and perhaps reduce some of the distractions?

And then, of course, operating expense reduction. And Jeff will give you a very clear view of what we've done and a little sense of what we intend to do. But clearly, our infrastructure needs to continue to become more efficient and effective and lower cost while we delight our customers. I'm going to save six, on shareholder value, because we're going to do a deeper dive on that.

Strategy number seven is how we create partnerships with larger scale entities. So there are really three. Some of you have asked, "Are you going to be in the pod business?" And I think the board made a very good decision, which is not to enter into what's becoming a larger, more competitive group directly, but to provide coffee to those who are making pods. And that's what we're doing with Sturm, which is a division of Tree House Foods.

Another example of a partnership is J.M. Smuckers. As many of you know, our liquid coffee business is something we are working on with them and we think there are some opportunities to build that relationship in the future. And then lastly is Aramark, a large distributor of coffee, and how do we work together with them to grow a pretty significant piece of our business.

More than you wanted to know, but I hope from that you begin to get the sense, for those who have asked the question, "So how do you see things moving forward? What are the strategies? What are some of the initiatives at a very high level?" And I'll certainly be happy to take questions on these items and others after or as you see fit.

Slide No. 11 – DSD Model Focuses on Exceeding Customers' Needs Across Our Beverage Portfolio

Strategy one and two were really around leveraging the DSD business, 500 routes. I just wanted to share a little bit about what we see the competitive model being. So there are three broad competitors, three broad models. One is the DSD, the regional roaster. Another might be club stores. And we get the question, "Hey, I can buy coffee at club a little bit cheaper than you. How do you plan to deal with that?" And then the last one would be broadliners, people who largely just drop coffee or other products off at the back of the store but don't do other things that we do.

We think the path forward is to ensure we've got the right products on the truck, really ensure that we provide great customer service and machine maintenance and value. So if you think of our core foodservice operator, coffee is a pivotal item for them in terms of bringing a customer in, in terms of their breakfast or lunch execution, but it's also a very high margin item for them. Gross margins in the restaurant business are north of 60 percent, so having that coffee run is enormously important. And our objective is to make sure that we are covering everything they need to grow their coffee business moving forward.

Where I believe that provides advantages versus a club or depot, where you can buy your coffee cheaper, they don't really help you stay in business. You can bring it in the back; the rest you need to do yourself. A broadliner might have a good variety, but not provide the maintenance, the menu guidance, the product portfolio to help them grow. So we think when we get these three things right, our DSD business is going to provide a lot of value to the shareholders and help us exceed our financial commitments.

Slide No. 12 – Investing in the Future

When you think of some of the initiatives we're leveraging now, it's about ensuring we're taking advantage of our roasting capabilities, it's ensuring that the products on the truck, like the Artisan line, give all our customers, but certainly the higher end, a good sense of where we're going. It's ensuring that our route sales representatives can go into any restaurant, from white tablecloth to more traditional downscale, and have the right products and help them grow their business and their brand. So that's strategy one and two in a little more detail.

Slide No. 13 – Developing Model for National Accounts

As we think of growing our national account business, which might be Einstein, Target, McDonald’s, they want to see a little bit more of our capabilities than what we might deliver on the street.

Areas that become enormously important -- and I'll just touch on a few -- are our sustainability programs. As many of you know, Farmer Brothers was a founding member of the World Coffee Research Fund. I'm currently on that board and it provides us a wonderful way to ensure that we really understand the economics that farmers face and others to ensure that we are sourcing sustainably, whether it's rainforest alliance or organic or free trade programs and so forth.

Providing unbelievable quality with our labs. And once again, I'd urge you, if you get a chance sometime, to perhaps walk over to the lab under the leadership of Jonathan Waite. It's just fantastic and a capability that customers love that helps transcend price as an issue.

Industry leadership. We have the incoming president of the Specialty Coffee Association of America in Paul Thornton. We also have the incoming head of the Pacific Coast Coffee Association in Jose Ramirez. So playing in those areas at a more significant level is good for our company, it's good for our brand, it allows us to reach out and give these large national customers an absolutely terrific partner.

Slide No. 14 – Major Accounts

I think many of you have seen this. It just shows some of our larger accounts. A couple of the more notable ones would be Einstein Noah, of course, Aramark, we talked a little bit about, Sheetz, where we've been winning awards, and you'll see we've been growing well in the C-Store space and, of course, Target. Recently, we've had a couple of significant wins. We've now started up with Walgreens. Walgreens is an 8,000 store drug chain. Maybe you've been there. We now supply their coffee.

Slide No. 15 – Significant Wins
I'm very proud to say we're the coffee of Washington, DC. Regardless of your politics, we' have the Senate and we have the House. We are agnostic, we are pro-coffee. So we are very pleased -- and actually, we have the Smithsonian, which I'm actually proud of because I think it reflects 100 years, in my view, of being the best coffee in America and we should be in these major institutions and we should be in there at a very good margin. Anyway, we've also got a nice business with several drugstore chains and grocery chains out East -- Winn-Dixie, Food Lion, and, if you're from the Northeast, Hannaford's or Sweetbay are very significant there. So some nice wins.

Slide No. 16 – Improving Employee Performance and Creating Shareholder Value

I moved quickly through strategy six, which was around ensuring shareholder value. I want to give you a sense of that now, because the Company has been through a very tumultuous time. There have been some questions raised around, "How are we creating value? How do we ensure that people are doing their best every day and they're doing the right things?" And I wanted to give you a sense of that, because it's a topic that's very important to me and the senior team.

Slide No. 17 – Building a High Performance Culture

I want to talk through several initiatives that are happening now.

First, completing the integration. My view coming in, and I know that of others, is that we need one identity, and that is the identity of Farmer Brothers as an organization. And as we do that, each plant, each branch, each distribution center is enormously important, but our core is the 100-year history that's represented here in Torrance. To that end, all functions and all entities now work through the Torrance leadership group and, in essence, we're one Company, not disparate divisions. I think that is enormously important.

We've undertaken and built on a lot of work that's been done to ensure that people know the strategy, they know where we're going. We have town halls on a quarterly basis, and we've been very active in getting into all the plants, the distribution centers, and as many branches as we can to make sure people know what's expected of them, where we're going, and how what they do matters every day and how it's tied ultimately to my objectives and what I've committed to the board of directors.

Setting expectations and evaluations. My fundamental belief -- and it's shared by the board and the senior team -- is if people don't know how they're doing and don't know what's expected of them, they're not going to do their best every day. Conversely, when you come to work and you know what you're supposed to do and you're adding value it can be enormously powerful.

Over the last six months, under the leadership of Pat Quiggle, our Head of HR, 99% of the employees who we targeted to have performance reviews have had performance reviews. Basically, all of the employees who we wanted to have clear metrics guiding their business -- and it's not always appropriate for everybody, but it is certainly for the manager level and above – to have written guidelines of what they're expected to do so they can stay focused truly on the tasks that generate shareholder value and know that that's how they'll be evaluated and how ultimately they tie through to my objectives, which sounds maybe a little bureaucratic or process-driven, but if you've ever come to work and didn't know it or maybe received a performance review and wondered if it was good, why it was, or if it wasn't so good, you know what it's like to not be managed as effectively as you should.

And then lastly, we're trying to bring back a sense of fun. So we have what are called the Farmer Brothers Leadership Awards now. It's a process by which we'll be celebrating the best of our employees on a quarterly basis and then have annual awards, which will be for customer service, cost reduction, implementing projects and so forth, and I think this will add a level of excitement and visibility.

I'm very excited to see that, as well as bringing back rewards based on service. So 20, 25 years, 30 years, 35, 40 -- we'll probably need to go in this organization to 45 and 50 because we have some very long-time employees, but we want to celebrate those accomplishments of adding value for a long time. And some of that had been washed out over the recent past.

Slide No. 18 – Corporate Responsibility and Sustainability

Corporate sustainability and then I'll be turning it over to Jeff. I've had some questions that usually go, "Hey, Mike, what are you doing here? I read that it's important. I read that Farmer Brothers is participating...What does it mean?" For those who don't know, corporate sustainability is really a name that's been given to customers’, consumers' demand for products that are produced as good as they can be for the environment, be it low carbon footprint or recycling programs, energy usage, and so forth.

Slide No. 19 – What is Corporate Responsibility?

And we have moved a very bright young woman named Sarah into that position. She's doing an absolutely terrific job guiding us through that. We've been recognized well for it. And basically, as a corporate citizen, we want to ensure that we're doing our part and this is our model.

Slide No. 20 – Our Model
We believe that it's important that we're part of social change with a focus on fair trade, but also ensuring that our employees are in an environment that's safe and effective, that we're providing funds to help growers, third world countries, and so forth at a small level, but ensuring that we're participating there, particularly as our customers ask for it.

We've begun to track emissions and have initiatives to reduce our carbon footprint and energy usage, which is good for our business and our profitability. And then lastly, we've got a great way to control waste, energy, and water focusing on issues as big as how do we roast coffee and issues as small as turning off the lights at night, a particular pet peeve of mine as I walk the building.

Slide No. 21 – Production Capabilities
We're bringing those into all three production facilities. I won't go through each of the certifications, but the point is we can get coffee as our customers want it, whether it's organic, rainforest certified, rainforest alliance, and so forth. So significant work has gone on here. I wouldn't call it significant expense, but it really is important moving forward that we play in this arena and that we're a leader in the area, which we plan to be.

We've covered a lot of ground. In summary, I hope for the new shareholders, you've got a deeper understanding of the Company, in where we've been and where we're going. I hope this was some valuable information for those of you who have studied us and followed us. I'm sure there will be some additional questions moving forward. We're happy to take them, because I think it's really important that you as shareholders -- we're all shareholders -- understand how we see it. And we welcome your comments and your criticisms, preferably more comments, but we'll take them all.

And with that, I will turn it over to Jeff Wahba, who will provide a more in-depth financial overview. Thank you.

Slide No. 22 – Financial Overview
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Jeff Wahba - Farmer Bros. Co. - CFO and Treasurer

What I'd like to do in the next five minutes or so is just give you a little historical perspective of where we've gone, where we are today, and a little bit of financial background in terms of a perspective of where the future looks.

As I sat here two years ago and had just finished a $54 million net loss, never would I have expected that I'd be here two years later and be reporting a net profit for our last quarter. And to me, it's an extremely substantial improvement that the Company has made. It's been done by 1,800 plus employees. The good news is that we think that there's still a lot of low-hanging fruit and a lot of opportunity for future growth as we look to the future.

Slide No. 23 – Revenue Growth Trend

To give you that quick historical perspective, if we look at revenue over the last five years, the Company's grown very substantially. As Mike said, in 2007 we were a West Coast-focused, independent foodservice Company with about $216 million in sales. And last year, we ended with just under $500 million in revenue. During that time in 2007, we acquired the CBI division and then in 2009 the Sara Lee DSD division. I'd be the first to say, though, that adding revenue doesn't necessarily mean adding net profit. And clearly, as the revenue went up, the net profit numbers went in the opposite direction.
Slide No. 24 – FY 12 Financial Performance vs. FY 11

In the last two years we've seen some significant improvements, and I want to give you just a little perspective of what happened last year. So if you look in the upper left-hand box, we increased sales about 7%, from $464 million to $495 million. Operating expenses -- and this was really the impetus in terms of where our net income improved last year. We took operating expenses down almost $30 million, from $225 million in operating expenses to $197 million. And that fueled our net income improvement from the $54 million loss to a $29 million loss.

We certainly, as we ended 2012, were very pleased by the results, but obviously on a long-term basis, having a $29 million loss for a year is not where we want to be. Likewise, EBITDAE, which is a non-GAAP measure, improved almost over $44 million last year and it's a proxy to some extent for what we call cash flow, from a negative EBITDAE of $22 million to a positive EBITDAE of $22.1 million.

Slide No. 25 – Cost of Coffee Has Become More Favorable

Last year, we focused on controlling operating expenses, and we brought those down $30 million. The area over the last three years that we've had a more difficult time controlling was the cost of coffee. And in early 2010, coffee took some very dramatic increases. It went from about $1.30 a pound to almost $3.00 a pound in the early part of 2011. And since that time, it has come down.

And today the cost of coffee is below $1.40 a pound, almost getting back to where it was two-and-a-half years ago. The cost of coffee is obviously our main cost of goods ingredient. And with the cost of coffee coming back down, over the last several quarters, it's helped fueled the improvement in gross margin.

Slide No. 26 – FY 12 Accomplishments Leading to FY 13 Growth

I'd just like to review some of the key things that we've done over the last 18 months to get us to where we are today. Despite some of the challenges, as Mike talked about, in the foodservice business, we saw revenue grow 7%. And very importantly, we saw our national account business grow 20%. This was an area in which five years ago we had almost no market share. We've taken a small market share and grown it substantially and continue, as we go into FY13, to see a number of big wins, as Mike pointed out. Just in the first quarter, we started shipping to Walgreens and the Food Lion chain, as an example.

We've increased our margin on a dollars per pound basis and we've been able to keep our price points at relatively consistent levels. And as the cost of coffee comes down, we're seeing the differential between our price points and our cost of goods improve on a quarter-by-quarter basis. Very importantly, the launch of the Artisan Collection has allowed us to increase our market share. And hopefully, as we go further into the future, even more so into the premium and specialty area. And we hope that not only will it increase revenue in a market category that we've had relatively little share, but it will also improve gross margins.

We have aligned the organization to meet the current economic environment. Today we have about 15% less headcount than we did at the time of the Sara Lee transaction. And as we look at revenue per employee, it is at an all-time high in the Company's history. As I mentioned earlier, we reduced operating expenses last year by 15% and we continue to look for opportunities in FY13.

We also instituted a hedging program. The rapid increase in the cost of coffee in 2010 took us and probably all of our competitors a little bit by surprise. I think today if coffee went up as rapidly as it did in that time period, we would certainly have a good deal more protection with our hedging strategies than we did at that time

And finally, as we've been able to reduce expenses, we've taken some of those resources and invested them into field sales and marketing personnel. And today, we have about 30 more sales and marketing-related resources in the marketplace than we did a year and a half ago by being able to get some efficiencies in our back office operations and employ those resources to increase the top-line.

Slide No. 27 – Q1 Financial Performance (FY 13 vs. FY 12 & FY 11)
So finally, when we look at the first quarter, I'm extremely proud about how far the Company has come. Our net sales did decline just very modestly in the first quarter, in the upper left-hand box, but that is a number that we actually expected. About 25% of our business is from national accounts, and many of our national accounts are on a cost plus basis. So as the cost of coffee has come down, our price points to those national accounts have come down. It doesn't mean that our margin has changed at all because it is cost plus, but the average price point has decreased.

And so although our pounds went up significantly, we did see revenue decrease just slightly. Most importantly, what we take to the bank is our gross profit dollars. And as you can see in the upper right-hand box, gross profit this year increased from $39.7 million to $44.6 million. In the bottom left-hand corner, we went from a loss in the prior year quarter of $7.6 million to earning $2.9 million. I should point out that we did have the sale of a piece of real estate, and without that sale we would have been just about at break-even for the quarter. But still, almost an $8 million improvement from the year before.

And then finally, when looking at EBITDAE, we went from $4.7 million to $12.1 million, almost a 300% increase year-over-year. So I think we're very pleased by the progress we made in the first quarter. There's certainly a lot of room for improvement as we look forward, but I think the future is bright from a financial perspective.

With that, I'd like to turn it back to Mike and we're open for any questions.

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